Exhibit 99.2

ZYNGA ANNOUNCES THIRD QUARTER 2020 FINANCIAL RESULTS

Reports Highest Quarterly Revenue and Bookings in Zynga History

Generates Best Q3 Operating Cash Flow

Raises Full Year 2020 Guidance

Uniquely Positioned to be an Interactive Entertainment Growth Leader in 2021 and Beyond

SAN FRANCISCO – November 4, 2020 – Zynga Inc. (Nasdaq: ZNGA) today released financial results for its third quarter ended September 30, 2020 by posting management’s Q3 2020 Quarterly Earnings Letter to its Investor Relations website. Please see the attached Quarterly Earnings Letter or visit http://investor.zynga.com/financial-information/quarterly-results to access the letter.

“We delivered strong results in Q3, ahead of guidance across all key financial measures, including our highest ever quarterly revenue and bookings and best Q3 operating cash flow. Execution of our multi-year growth strategy has driven our tremendous results to date and generated positive momentum across our live services and overall business,” said Frank Gibeau, Chief Executive Officer of Zynga. “Extending our strength in live services, we recently launched one of our key franchises Harry Potter: Puzzles & Spells to global fanfare and positive player reviews and closed our acquisition of Rollic on October 1 – marking our entry into the high-growth, hyper-casual games category. Today, we are raising our full year 2020 guidance and are uniquely positioned to be an interactive entertainment growth leader in 2021 and beyond.”

Zynga management will also host a conference call at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) today to discuss the company’s results. Questions may be asked on the call and Zynga will respond to as many questions as possible.

The conference call can be accessed at http://investor.zynga.com – a replay of which will be available through the website after the call – or via the below conference dial-in number:

•	Toll-Free Dial-In Number: (800) 537-0745
•	International Dial-In Number: (253) 237-1142
•	Conference ID: 4979891

About Zynga Inc.

Zynga is a global leader in interactive entertainment with a mission to connect the world through games. To date, more than one billion people have played Zynga’s franchises including CSR Racing™, Empires & Puzzles™, Merge Dragons!™, Merge Magic!™, Toon Blast™, Toy Blast™, Words With Friends™ and Zynga Poker™. Zynga’s games are available in more than 150 countries and are playable across social platforms and mobile devices worldwide. Founded in 2007, the company is headquartered in San Francisco with locations in the U.S., Canada, U.K., Ireland, India, Turkey and Finland. For more information, visit www.zynga.com or follow Zynga on Twitter, Instagram, Facebook or the Zynga blog.

Forward Looking Statements

This press release contains forward-looking statements, relating to, among other things, guidance projections for full year 2020 and opportunities for future growth. Forward-looking statements often include words such as “outlook,” “projected,” “planned,” “intends,” “will,” “anticipate,” “believe,” “target,” “expect,” and statements in the future tense are generally forward-looking. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties, and assumptions. Undue reliance should not be placed on such forward-looking statements, which are based on information available to us on the date hereof. We assume no obligation to update such statements. More information about these risks, uncertainties, and assumptions is or will be described in greater detail in our public filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained by visiting our Investor Relations website at http://investor.zynga.com or the SEC’s website at www.sec.gov.

Contacts

Investor Relations:

Rebecca Lau

Investors@zynga.com

Press:

Sarah Ross

Sarah@zynga.com

Editor’s Note

To download Zynga’s B-roll footage and key art for its games, please visit: http://bit.ly/ZyngaQ32020